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As filed with the Securities and Exchange Commission on May 20, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GEORGIA GULF CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	58-1563799
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
400 Perimeter Center Terrace, Suite 595 Atlanta, Georgia 30346 (Address of principal executive office) (Zip code)

GEORGIA GULF CORPORATION
SAVINGS AND CAPITAL GROWTH PLAN
(Full title of the plan)

JOEL I. BEERMAN, ESQ.
400 Perimeter Center Terrace, Suite 595
Atlanta, Georgia 30346
(Name and address of agent for service)
 (770) 395-4500
(Telephone number, including area code, of agent for service)

With a copy to:
Lisa A. Stater, Esq.
Jones, Day, Reavis & Pogue
3500 SunTrust Plaza,
303 Peachtree Street, N.E.
Atlanta, Georgia 30308-3242
(404) 521-3939

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $.01 par value, and Preferred Share Purchase Rights	2,000,000 shares(3)	$21.08	$42,160,000	$3,411

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)
Estimated solely for the purpose of computing the registration fee. This amount was determined in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, based on $20.40, the average of the high and low prices on the New York Stock Exchange on May 16, 2003, a date within five business days of the date of this registration statement.

(3)
In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon adjustment due to stock splits, stock dividends and anti-dilution provisions, and other adjustment provisions as provided in the Georgia Gulf Corporation Savings and Capital Growth Plan (the "Plan"). The amount to be registered also includes the preferred share purchase rights, which are attached to the shares of common stock being registered and will be issued for no additional consideration; therefore no additional registration fee is required.

EXPLANATORY NOTE

        In accordance with the Note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this registration statement on Form S-8 of Georgia Gulf Corporation (the "Company").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents filed by the Company or the Plan (file no. 1-9753) with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference into this registration statement and made a part hereof:

  (a)
  The Company's annual report on Form 10-K for the fiscal year ended December 31, 2002, dated and filed with the Commission on March 5, 2003, and the Plan's annual report on Form 11-K for the fiscal year ended December 31, 2001, filed with the Commission on May 14, 2002.

  (b)
  All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2002.

  (c)
  The description of the common stock contained in the Company's registration statement on Form 8-A declared effective by the Commission on May 15, 1990, as amended, and the description of the related preferred share purchase rights contained in the Company's amended registration statement on Form 8-A filed with the Commission on December 13, 2000.

        Note regarding change in accountants:    The Company's independent public accountants for the years ended December 31, 2001 and 2000 were Arthur Andersen LLP. The Company appointed Deloitte & Touche LLP as its independent public accountants for 2002. The financial statements for years ended December 31, 2001 and 2000 incorporated by reference in this registration statement were audited by Arthur Andersen, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon said firm as experts in accounting and auditing in giving said reports. The Company has not been able to obtain the written consent of Arthur Andersen regarding the incorporation of its report in this registration statement, and the Company has dispensed with the requirement to file its consent in reliance on Rule 437a promulgated under the Securities Act.

        All documents subsequently filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

Item 4.    Description of Securities.

        Inapplicable.

Item 5.    Interests of Named Experts and Counsel.

        Inapplicable.

Item 6.    Indemnification of Directors and Officers.

        Article VIII of the Company's Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law (the "GCL"), a Director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the Director derived any improper personal benefit.

        The Company's Bylaws (Article XIII) provide that the Company shall indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company), by reason of the fact that he is or was a Director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        With respect to indemnification of officers and directors, Section 145 of the GCL provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe this conduct was unlawful. Under this provision of the GCL, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        Furthermore, the GCL provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect or any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court shall deem proper.

        Section 145(g) of the GCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145.

        The Company maintains several directors and officers liability policies which, subject to the terms and exclusions of the policies, cover any claim or claims made during the period the policies are in force, against all persons who were, now are or shall be duly elected directors or officers of the Company for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by such persons insured while acting in their individual or collective capacities, on any matter, not excluded by the terms and conditions of the policies, claimed against them solely by reason of their being directors or officers of the Company. The limit of liability under the policies is $50 million per policy year.

Item 7.    Exemption from Registration Claimed.

        Inapplicable.

Item 8.    Exhibits.

Exhibit No.	Description
*4.1	Georgia Gulf Corporation Savings and Capital Growth Plan.
*4.2	First Amendment to the Georgia Gulf Corporation Savings and Capital Growth Plan.
*4.3	Second Amendment to the Georgia Gulf Corporation Savings and Capital Growth Plan.
*4.4	Third Amendment to the Georgia Gulf Corporation Savings and Capital Growth Plan.
*4.5	Fourth Amendment to the Georgia Gulf Corporation Savings and Capital Growth Plan.
*4.6	Fifth Amendment to the Georgia Gulf Corporation Savings and Capital Growth Plan.
*4.7	Sixth Amendment to the Georgia Gulf Corporation Savings and Capital Growth Plan.
*4.8	Seventh Amendment to the Georgia Gulf Corporation Savings and Capital Growth Plan.
*4.9	Eighth Amendment to the Georgia Gulf Corporation Savings and Capital Growth Plan.
*4.10	Ninth Amendment to the Georgia Gulf Corporation Savings and Capital Growth Plan.
*23	Consent of Deloitte & Touche LLP.
24	Power of Attorney (included as part of signature page).

        The registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

*
filed herewith

Item 9.    Undertakings.

        The undersigned registrant hereby undertakes:

        (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

      individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  provided, however, that paragraphs (a)1(i) and (a)1(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        The Registrant.    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 20th day of May, 2003.

GEORGIA GULF CORPORATION
By:	/s/ EDWARD A. SCHMITT Edward A. Schmitt President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated below on the 19th day of May, 2003. Each person whose signature appears below constitutes and appoints Richard B. Marchese and Joel I. Beerman, jointly and severally, his true and lawful attorneys-in-fact each, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title
/s/ EDWARD A. SCHMITT Edward A. Schmitt	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ RICHARD B. MARCHESE Richard B. Marchese	Vice President-Finance, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)
/s/ JOHN E. AKITT John E. Akitt	Director
/s/ JOHN D. BRYAN John D. Bryan	Director
/s/ DENNIS M. CHORBA Dennis M. Chorba	Director
/s/ RUTH I. DREESSEN Ruth I. Dreesen	Director
/s/ PATRICK J. FLEMING Patrick J. Fleming	Director
/s/ CHARLES T. HARRIS, III Charles T. Harris, III	Director
/s/ JERRY R. SATRUM Jerry R. Satrum	Director

        The Plan.    Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 20th day of May, 2003.

GEORGIA GULF CORPORATION SAVINGS AND CAPITAL GROWTH PLAN
By:	/s/ JAMES WORRELL Name: James Worrell Title: Plan Administrator

EXHIBIT INDEX

Exhibit No.	Description
*4.1	Georgia Gulf Corporation Savings and Capital Growth Plan.
*4.2	First Amendment to the Georgia Gulf Corporation Savings and Capital Growth Plan.
*4.3	Second Amendment to the Georgia Gulf Corporation Savings and Capital Growth Plan.
*4.4	Third Amendment to the Georgia Gulf Corporation Savings and Capital Growth Plan.
*4.5	Fourth Amendment to the Georgia Gulf Corporation Savings and Capital Growth Plan.
*4.6	Fifth Amendment to the Georgia Gulf Corporation Savings and Capital Growth Plan.
*4.7	Sixth Amendment to the Georgia Gulf Corporation Savings and Capital Growth Plan.
*4.8	Seventh Amendment to the Georgia Gulf Corporation Savings and Capital Growth Plan.
*4.9	Eighth Amendment to the Georgia Gulf Corporation Savings and Capital Growth Plan.
*4.10	Ninth Amendment to the Georgia Gulf Corporation Savings and Capital Growth Plan.
*23	Consent of Deloitte & Touche LLP.
24	Power of Attorney (included as part of signature page).

*
filed herewith

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EXPLANATORY NOTE
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX